UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2006

FREESCALE SEMICONDUCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32241	20-0443182
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6501 William Cannon Drive West, Austin, Texas 78735

(Address of principal executive offices, including zip code)

(512) 895-2000

(Registrant’s telephone number, including area code)

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations.

Item 1.01	Entry Into a Material Definitive Agreement

On March 7, 2006, Freescale Semiconductor, Inc. (“Freescale”) entered into an unsecured senior revolving credit facility as more fully described in Item 2.03 below, which is incorporated by reference into this Item 1.01 in its entirety.

Section 2—Financial Information.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 7, 2006, Freescale, as borrower, entered into an unsecured senior revolving credit facility with a committed capacity of $500 million (including a letter of credit and swing line loan sub-facilities) (the “Credit Agreement”), among Freescale, the banks party thereto (the “Lenders”), Bank of America, N.A., as administrative agent (the “Agent”), and the other parties named on the Credit Agreement. The Credit Agreement expires on March 7, 2011, at which time all outstanding amounts under the Credit Agreement will be due and payable. At March 7, 2006, there were no amounts outstanding under the Credit Agreement. The Credit Agreement provides that borrowings under the Credit Agreement may be used for working capital purposes, capital expenditures, investments, share repurchases, acquisitions and other general corporate purposes.

Freescale may, at its option and subject to customary conditions, request an increase in the aggregate commitment under the Credit Agreement by up to an additional $500 million for a total commitment of up to $1 billion. Borrowings under the Credit Agreement will bear interest at a rate dependent on Freescale’s credit ratings at the time of borrowing. In addition, Freescale must pay quarterly facility commitment fees at rates based upon Freescale’s credit rating.

The Credit Agreement requires compliance with conditions precedent that must be satisfied prior to any borrowing, as well as ongoing compliance with specified affirmative and negative covenants, including covenants relating to maintenance of specified financial ratios. The Credit Agreement also provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and the occurrence of cross-defaults relating to indebtedness in amounts in excess of $50 million. In the event of a default by Freescale, the Agent may, and at the direction of the requisite number of Lenders will, declare the obligations under the Credit Agreement immediately due and payable and enforce any and all rights of the Lenders or Agent under the Credit Agreement and related documents

Certain of the lenders, agents and other parties to the Credit Agreement and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to Freescale and its subsidiaries. Those lenders, agents and other parties and their affiliates have received, and may in the future receive, customary compensation from Freescale and its subsidiaries for those services. Among other things, certain of the lenders, agents and other parties to the Credit Agreement, and their affiliates, acted as (i) underwriters in the initial public offering of Freescale Class A Common

Stock as described in the prospectus dated July 16, 2004 filed with the SEC on July 19, 2004, and (ii) initial purchasers in Freescale’s offering of debt securities pursuant to Rule 144A under the Securities Act of 1933, as described in Freescale’s Form 8-K, dated July 28, 2004.

The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Section 9—Financial Statements and Exhibits.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement dated as of March 7, 2006 among Freescale Semiconductor, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, and the other parties named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ John D. Torres
Name:	John D. Torres
Title:	Senior Vice President, General Counsel and Secretary

Date: March 9, 2006

Exhibit Index

Exhibit Number	Description
10.1	Credit Agreement dated as of March 7, 2006 among Freescale Semiconductor, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, and the other parties named therein.